EXHIBIT 99.1

News Release

FOR IMMEDIATE RELEASE

Contact:

Tim Enns, Vice President, Investor Relations & Business Development, SuperGen, Inc.,
800-353-1075, ext. 111

BULLETIN!	BULLETIN!	BULLETIN!

SuperGen will hold a telephone conference call today, Thursday, Feb. 26, 2004 at 4:15 p.m. (EST) / 1:15 p.m. (PST). Dr. James Manuso, Chairman and Chief Executive Officer; Edward Jacobs, Chief Operating Officer; and, Michael Molkentin, Chief Financial Officer, will discuss issues and answer questions relating to this news release. Those wishing to participate in the call should call 888-371-8859 at approximately 4:05 p.m. (EST). Those who do not wish to participate may listen to the live ‘webcast’ of the conference call by visiting www.supergen.com. Upon conclusion, an audio recording of the call will be available on the web site for 90 days.

SuperGen Reports 2003 Fourth Quarter
and Year-End Financial Results

DUBLIN, Calif., Feb. 26, 2004 — SuperGen Inc. (NASDAQ: SUPG) today reported financial results for the fourth quarter and year ended December 31, 2003.

Total revenues for the 2003 fourth quarter were $746,000, compared to $6,823,000 for the same period in 2002. The primary reason for the decrease in total revenues is the lower than expected demand for Nipent® (pentostatin for injection) coupled with higher wholesaler purchases in the 2003 third quarter immediately preceding a price increase that went into effect in October 2003. Total operating expenses for the 2003 fourth quarter were $16,852,000, compared with $13,259,000 for the same period last year. The primary reason for the increase in total operating expenses for the 2003 fourth quarter were increased expenses associated with the Orathecin™ and Dacogen™ programs, write-offs of approximately $600,000 associated with one of the Company’s investments in a non-public biotech company and non-cash charges of approximately $1,500,000 related to the acceleration of stock options associated with the change in status or departure of certain Company management offset by a reduction in cost of sales resulting from lower revenue.  Loss from operations for the 2003 fourth quarter was $16,106,000, compared with $6,436,000 for the same period last year. The Company reported a net loss for the 2003 fourth quarter of $18,834,000, or $0.52 per share, compared with a net loss of $6,333,000, or $0.19 per share, for the same period last year. The net loss for the 2003 fourth quarter includes $1,168,000 in interest expense and $4,589,000 in amortization of deemed discount on convertible debt partially offset by the change in the valuation of derivative of $2,924,000.  These amounts pertain to the $42,500,000 convertible debt proceeds raised in February and June 2003.

more…

Total revenues for the year ended December 31, 2003 were $11,494,000, compared to $15,269,000 for the year ended December 31, 2002. Total operating expenses for the year ended December 31, 2003 were $54,613,000, compared with $57,911,000 for the same period last year. Loss from operations for the year ended December 31, 2003 was $43,119,000, compared with $42,642,000 for the same period last year. The Company reported a net loss for the year ended December 31, 2003 of $53,470,000, or $1.56 per share, compared with a net loss of $49,471,000, or $1.52 per share, for the same period last year. The net loss for the year ended December 31, 2003 includes $3,981,000 in interest expense and $13,738,000 in amortization of deemed discount on convertible debt partially offset by the change in the valuation of derivative of $6,894,000. These amounts pertain to the $42,500,000 convertible debt proceeds raised in February and June 2003. The net loss in 2002 included a non-operating charge of $8,491,000 that reflected an other than temporary decline in value in the Company’s equity investments.

As of December 31, 2003, the Company had $40,067,000 in cash, cash equivalents, marketable securities, restricted cash and investments.

“2003 was a year of significant progress, especially in regards to clinical programs for our lead investigational drugs Orathecin and Dacogen,” said Dr. James Manuso, Chairman and Chief Executive Officer of SuperGen. “The overwhelming majority of work necessary to finish the Orathecin New Drug Application was finalized by year-end, which resulted in the submission of the final piece of the rolling NDA on January 26, 2004.

“Important milestones were also achieved in the Dacogen program during 2003,” continued Dr. Manuso. “Patient enrollment for our Phase III clinical study in myelodysplastic syndrome was completed in June of last year and we anticipate releasing the final results of the Phase III study by the end of the 2004 first quarter.

“In early February 2004, the Company filed a registration statement with the Securities and Exchange Commission related to a proposed offering of shares of its common stock,” said Dr. Manuso. “The Company subsequently elected not to proceed with the offering due to general market conditions. Management will continue to assess its future funding options as it balances the Company’s near and long-term operational requirements as we develop and commercialize our lead product candidates, Orathecin and Dacogen, if approved.”

Based in Dublin, California, SuperGen is a pharmaceutical company dedicated to the acquisition, rapid development and commercialization of therapies for solid tumors, hematological malignancies and blood disorders. The Company’s website can be reached at www.supergen.com.

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This press release contains “forward-looking” statements within the meaning of Section 21A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. The forward-looking statements include statements regarding expectations regarding demand for Nipent and related revenues, expectations about Orathecin and its completed FDA submission, the expected release of the final Dacogen study results in the first quarter of 2004 and NDA submission, expectations regarding the commercialization of Orathecin and Dacogen and expectations regarding future revenue and operating and net income or loss. The actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties. Such factors may include, but not limited to, risks and uncertainties related to regulatory approval of Orathecin and Dacogen, conducting and completing clinical trials and obtaining regulatory approval of our other products and product candidates, and the successful commercialization of our products, if approved. For example, anticipated Nipent demand may continue to be lower than expected due to the introduction of competing drugs or other factors, the analysis of Orathecin data may take longer than currently anticipated due to its size and complexity and the data may not support the FDA submission, and the results of the Dacogen study may not support the submission of an NDA. Our future revenue and operating and net income or loss could be worse than anticipated if demand for our products is less than expected, or if the introduction of new products is delayed, for any reason, including regulatory delay. These risks and other risks related to the Company’s business are set forth in the documents filed by the Company with the Securities and Exchange Commission, specifically the most recent report on Form 10-K, Form 10-Q and Form 8-K. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update or revise the information contained in any such forward-looking statements, whether as a result of new information, future events or otherwise.

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Condensed consolidated statements of operations and balance sheets to follow....

SUPERGEN, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three months ended December 31, (unaudited)		Year ended December 31,
	2003	2002	2003	2002
Revenues:
Net sales revenue	$746	$6,573	$11,437	$14,188
Other revenue	—	250	57	1,081

Total revenue	746	6,823	11,494	15,269

Operating expenses:
Cost of sales	504	1,864	3,865	4,491
Research and development	8,871	6,096	26,312	29,895
Selling, general, and administrative	7,477	5,299	24,436	23,525

Total operating expenses	16,852	13,259	54,613	57,911

Loss from operations	(16,106)	(6,436)	(43,119)	(42,642)

Interest income	105	239	474	1,662
Interest expense	(1,168)	—	(3,981)	—
Amortization of deemed discount on convertible debt	(4,589)	—	(13,738)	—
Other than temporary decline in value of investments	—	(136)	—	(8,491)
Change in valuation of derivative	2,924	—	6,894	—

Net loss	$(18,834)	$(6,333)	$(53,470)	$(49,471)

Basic and diluted net loss per common share	$(0.52)	$(0.19)	$(1.56)	$(1.52)

Weighted average shares used in basic and diluted net loss per common share calculation	36,046	32,929	34,276	32,542

SUPERGEN, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,
	2003	2002

ASSETS

Current assets:
Cash and cash equivalents	$5,055	$7,241
Marketable securities	7,565	13,081
Restricted cash and investments	10,680	—
Accounts receivable, net	507	5,405
Due from related parties	319	402
Inventories	3,965	2,166
Prepaid financing costs	1,811	—
Prepaid expenses and other current assets	2,292	1,771
Total current assets	32,194	30,066

Marketable securities, non-current	1,957	2,100
Investment in stock of related parties	883	14,071
Due from related parties, non-current	118	390
Property, plant and equipment, net	4,420	5,443
Developed technology at cost, net	365	744
Goodwill, net	731	731
Other intangibles, net	111	269
Restricted cash and investments, non-current	13,927	3,489
Other assets	30	30
Total assets	$54,736	$57,333

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$3,558	$4,506
Convertible debt, current portion, net of discounts	13,593	—
Derivative liability	5,505	—
Payable to AVI BioPharma, Inc.	565	421
Deferred revenue	—	1,000
Accrued payroll and employee benefits	2,193	1,621
Total current liabilities	25,414	7,548

Deferred rent	808	616
Deferred revenue, non-current	1,667	1,167
Total liabilities	27,889	9,331

Stockholders’ equity	26,847	48,002
Total liabilities and stockholders’ equity	$54,736	$57,333